EXHIBIT 99.1

T-Mobile US Reports Fourth Quarter and Full Year 2013 Results and
Third Consecutive Quarter of Over One Million Net Customer Additions

More than 1.6 million net customer additions including 869,000 branded postpaid net customer additions

Fourth Quarter 2013 Highlights:

•	Total net customer additions of more than 1.6 million

•	981,000 total branded net customer additions with 869,000 branded postpaid net additions, representing the best branded postpaid performance since the fourth quarter of 2005

◦	Improving branded postpaid phone net additions of 800,000 and 69,000 mobile broadband net additions

◦	Accelerating branded prepaid customer growth with 112,000 net customer additions

•	Continued low branded postpaid churn of 1.7%, flat quarter-over-quarter and down 80 basis points year-over-year, resulting in the best quarter of year-over-year churn reduction in 2013

•	Delivered third consecutive quarter of sequential service revenue growth

•	Strong Adjusted EBITDA of $1.239 billion and Adjusted EBITDA margin of 24% combined with significant customer growth

•	Successful modernization program delivers nationwide 4G LTE network coverage to 209 million people in 273 metro areas

Full Year 2013 Highlights:

•	Total net customer additions of more than 4.4 million on a pro forma combined basis

•	2.4 million total branded net customer additions including 2 million branded postpaid and 359,000 branded prepaid customers on a pro forma combined basis

•	Branded postpaid churn of 1.7%, down 70 basis points year-over-year

•	Adjusted EBITDA of $5.317 billion and Adjusted EBITDA margin of 26% on a pro forma combined basis

•	Successful introduction and execution of major Un-carrier initiatives

•	Rapid progress with the integration of MetroPCS by expanding the brand into 30 additional markets

◦	Currently 3.5 million MetroPCS customers on the T-Mobile network

•	Met or exceeded all company guidance targets for 2013

BELLEVUE, Wash. - February 25, 2014 - T-Mobile US, Inc. (NYSE: TMUS) today reported fourth quarter and full year 2013 results demonstrating that its Un-carrier strategy is successfully delivering results. The Company has aggressively focused on eliminating customer pain points and is delivering continued growth in its total and branded customer base through the successful execution of this strategy.

T-Mobile reported more than 1.6 million total net customer additions with 981,000 total branded net customer additions for the quarter, including branded postpaid net additions of 869,000 and branded prepaid net additions of 112,000. The strong branded postpaid net addition performance is the result of continued momentum in gross additions, which were up 15% quarter-over-quarter and 80% year-over-year, and the continuation of low branded postpaid churn, which was 1.7% in the quarter. For the full year 2013, on a pro forma combined basis, T-Mobile added more than 4.4 million total customers and more than 2 million branded postpaid customers.

“Our performance in the fourth quarter and the full year is clearly proving that we have our strategy right and that we are executing it well," said John Legere, President and CEO of T-Mobile. “Customers are fed up with the old ways and are voting in favor of choice, innovation and doing business with a company that cares about them and is willing to earn their business. For shareholders, we transformed the Company into a fierce, growing competitor that is changing the wireless industry and creating significant value.”

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Executing on the Un-Carrier strategy to drive results:
T-Mobile began rolling out its Un-carrier offers in March 2013. The Company’s key Un-carrier initiatives were as follows:

•
On March 26, 2013, the Company announced its radically simplified unlimited “Simple Choice” service plan with no annual service contract. Device financing with the Equipment Installment Plan (EIP) provides customers with low out-of-pocket costs on some of the most popular devices available in the US wireless industry.

•
On July 10, 2013, the Company unveiled JUMP!™, a groundbreaking approach to more frequent phone upgrades. T-Mobile had more than 3.6 million customers enrolled in JUMP! at the end of the fourth quarter of 2013.

•
On October 9, 2013, the Company announced that it would make “the world your network - at no extra charge” - with unlimited data and texting worldwide in 100+ countries for Simple Choice customers. At the same time, T-Mobile announced that it had delivered nationwide 4G LTE in 233 metro areas covering 202 million people. Since then, 4G LTE coverage has increased to 273 metro areas covering 209 million people.

•
On October 23, 2013, the Company un-leashed tablets and revolutionized how customers buy and use tablets with free data for life. Customers receive 200 MB of free data every month with any tablet for as long as they own and use the device on T-Mobile’s network. In the fourth quarter of 2013, T-Mobile had 69,000 mobile broadband branded postpaid net additions, principally composed of tablets, compared to 5,000 in the third quarter of 2013.

•
On January 8, 2014, the Company announced that it would reimburse Early Termination Fees (ETFs) for individuals and families who make the switch to T-Mobile and trade in an eligible device. The plan also offers a trade-in value for customers’ phones.

In January 2014, the Company entered into agreements to purchase certain 700 MHz A-Block spectrum licenses from Verizon Wireless for approximately $2.4 billion in cash and the transfer of certain AWS and PCS spectrum licenses held by T-Mobile. Combined with the Company’s existing Boston A-Block holdings, T-Mobile will have low-band spectrum covering approximately 158 million people, which will allow it to further improve the customer experience in major metro areas and boost in-building and breadth of network coverage. The transaction is expected to close in mid-2014.

Operational and Financial Highlights for the Fourth Quarter of 2013
T-Mobile ended the fourth quarter of 2013 with approximately 46.7 million customers, an increase of 1.645 million total customers from the end of the third quarter of 2013. T-Mobile significantly grew its total branded customer base, with 981,000 net customer additions during the quarter. Branded postpaid net customer additions of 869,000, including 800,000 phone net additions, continued the strong momentum seen in the second and third quarters, reflecting continued low branded postpaid churn and significantly higher gross additions. The Company’s network modernization program and strong execution of its Un-carrier strategy contributed to a continued low branded postpaid churn rate of approximately 1.7% for the fourth quarter of 2013, flat versus the third quarter of 2013 and an improvement of approximately 80 basis points from 2.5% in the fourth quarter of 2012. The branded prepaid business exhibited improved customer growth with 112,000 branded prepaid net customer additions in the fourth quarter of 2013.

During the fourth quarter of 2013, the quality of T-Mobile’s customer base and receivables portfolio continued to improve as a result of the Un-carrier strategy implementation and the effect of credit tightening over the past two years. 54% of EIP receivables were classified as Prime at the end of the fourth quarter of 2013, compared to 43% at the end of 2012. For the full year 2013, service bad debt expense was down 51% year-over-year. The Company’s recent Un-carrier 4.0 launch has seen particularly strong uptake among the highest credit quality customers.

Total revenues for the fourth quarter of 2013 increased by 39.1% year-over-year, principally due to the inclusion of MetroPCS results in the fourth quarter of 2013, and 10.2% compared to pro forma combined total revenues for the fourth quarter of 2012, primarily due to higher equipment sales revenues on record smartphone sales. Total smartphone sales, including sales to branded postpaid and prepaid customers, were a record 6.2 million units in the fourth quarter of 2013, equivalent to 91% of total units sold, up from 88% in the third quarter of 2013. This represents a penetration of 81% of the total branded customer base at the end of the fourth quarter of 2013, up from 78% at the end of the third quarter of 2013. On a sequential basis, total revenues increased by 2.1%, again principally due to higher equipment sales revenues on record smartphone sales. The portion of branded postpaid customers on Value or Simple Choice plans was 69% as of December 31, 2013, up from 61% as of September 30, 2013.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Service revenues for the fourth quarter of 2013 grew by 25.2% year-over-year primarily due to the inclusion of MetroPCS results for the full quarter. Service revenues increased by 0.6% quarter-over-quarter primarily due to growth of the Company’s customer base, offset in part by increased adoption of Value and Simple Choice plans, which have lower monthly service charges. Compared to pro forma combined service revenues for the fourth quarter of 2012, service revenues for the fourth quarter of 2013 declined 1.1% year-over-year. This represents a significant improvement compared to the third quarter of 2013 when service revenues declined by 4.6% year-over-year on a comparable basis. T-Mobile’s service revenues have grown in each of the last three quarters on a sequential basis, reflecting the growth of the Company’s customer base.

Branded postpaid average revenue per user (ARPU) decreased quarter-over-quarter by $1.50 or 2.9% to $50.70, primarily as a result of the continued rapid adoption of Value and Simple Choice plans, which deliver lower monthly ARPU due to lower service charges compared to bundled equipment and service plans. Branded prepaid ARPU for the fourth quarter of 2013 increased by $0.13 or 0.4% to $35.84 compared to the third quarter of 2013.

Adjusted EBITDA for the fourth quarter of 2013 was $1.239 billion, a 7.8% decline from the third quarter of 2013, reflecting strong customer growth and increased promotional expenditures. On a sequential basis, branded cost per gross addition (CPGA) rose by $10 to $317 reflecting increased promotional expenditures during the holiday season as well as higher equipment losses from growth in sales of higher priced smartphones. Branded cost per user (CPU) declined by $1 to $24 versus the third quarter of 2013 reflecting customer growth and ongoing strong cost control. In alignment with industry practice, Branded CPGA and Branded CPU will no longer be reported after the fourth quarter of 2013.

Cash capital expenditures for the fourth quarter of 2013 were $882 million, down from $1.0 billion in the third quarter of 2013 and $898 million in the fourth quarter of 2012. Cash capital expenditures reflect T-Mobile’s continued investment in network modernization and 4G LTE deployment.

Operational and Financial Highlights for the Full Year 2013
On a pro forma combined basis, the Company added more than 4.4 million total customers in 2013, including 2.4 million branded net customer additions, which consisted of more than 2 million branded postpaid customers and 359,000 branded prepaid customers. This compares to a loss of 256,000 total customers in 2012, including losses of more than 1.5 million branded customers, which consisted of 2.1 million branded postpaid customer losses and 548,000 branded prepaid customer additions.

On a pro forma combined basis, total revenues increased by 5.3% year-over-year to $26.1 billion in 2013, while service revenues declined by 5.6% year-over-year to $20.5 billion in 2013, reflecting the shift from service revenues to equipment sales revenues driven by adoption of Value and Simple Choice plans.

On a pro forma combined basis, Adjusted EBITDA declined by 16.9% to $5.3 billion in 2013, while the Adjusted EBITDA margin declined to 26% on a pro forma combined basis from 29% in 2012, reflecting the very significant customer growth the Company experienced in 2013.

Cash capital expenditures increased by 13.2% to $4.2 billion on a pro forma combined basis due to the continued network modernization and 4G LTE deployment.

MetroPCS Combination
T-Mobile has continued to make rapid progress on the expansion and integration of MetroPCS. On July 25, 2013, the Company announced the strategic expansion of the MetroPCS brand with the planned launch of 15 new geographic markets. On November 21, 2013 the Company launched the MetroPCS brand in 15 further markets, bringing the total of expansion markets to 30. The Company has opened more than 1,700 distribution points in these new markets as of December 31, 2013.

The Company began selling T-Mobile-compatible devices to MetroPCS customers in the second quarter of 2013 through MetroPCS branded distribution points and has already transitioned approximately 3.5 million new and existing MetroPCS customers to the T-Mobile network.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

2014 Outlook Guidance

For the full year of 2014, T-Mobile expects Adjusted EBITDA to be in the range of $5.7 to $6.0 billion. Cash capital expenditures are expected to be in the range of $4.3 to $4.6 billion.

With the success of our Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net additions for 2014 are expected to be between 2 and 3 million. With this growth and rate plan migrations, the penetration of Value/Simple Choice plans in the branded postpaid base is projected to be between 85% and 90% by the end of 2014.

Quarterly and Full Year Financial Results
For more details on T-Mobile’s fourth quarter and full year 2013 financial results, including its “Investor Quarterly” with detailed financial tables and the required non-GAAP reconciliations, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

For comparison purposes, pro forma combined measures presented in this release include the combined results of T-Mobile USA and MetroPCS to reflect the business combination for the relevant periods. See Investor Quarterly for further details.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: "TMUS") is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 46.7 million wireless customers and provides products and services through approximately 70,000 total points of distribution, including approximately 8,000 T-Mobile and MetroPCS branded locations and 62,000 third-party and national retailer locations, as well as distribution through our websites. For more information, please visit http://www.t-mobile.com.

Q4 and Full Year 2013 Earnings Conference Call

T-Mobile US, Inc. will host a conference call to discuss its financial and operational results for the fourth quarter and full year 2013 on Tuesday, February 25, 2014 at 9:00 a.m. Eastern Time (ET).

T-Mobile Conference Call Information:
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	2955236

Please plan on accessing the conference call ten minutes prior to the scheduled start time. The conference call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 2955236.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2013. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Net income (loss)	$200	$207	$(7,735)	$(8)	$(7,336)	$107	$(16)	$(36)	$(20)	$35
Adjustments:
Interest expense to affiliates	171	151	165	174	661	178	225	183	92	678
Interest expense	—	—	—	—	—	51	109	151	234	545
Interest income	(15)	(18)	(20)	(24)	(77)	(35)	(40)	(50)	(64)	(189)
Other (income) expense, net	16	(23)	(15)	27	5	6	(118)	7	16	(89)
Income tax expense (benefit)	125	135	12	78	350	72	21	42	(119)	16
Operating income (loss)	497	452	(7,593)	247	(6,397)	379	181	297	139	996
Depreciation and amortization	747	819	825	796	3,187	755	888	987	997	3,627
Impairment charges	—	—	8,134	—	8,134	—	—	—	—	—
MetroPCS transaction and integration costs	—	—	—	7	7	13	26	12	57	108
Restructuring costs	6	48	36	(5)	85	31	23	—	—	54
Stock-based compensation	—	—	—	—	—	—	6	48	46	100
Other, net (1)	24	19	(176)	3	(130)	—	—	—	—	—
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$4,886	$1,178	$1,124	$1,344	$1,239	$4,885
Adjusted EBITDA of MetroPCS (2)	262	477	466	307	1,512	291	141	—	—	432
Pro Forma Combined Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$6,398	$1,469	$1,265	$1,344	$1,239	$5,317

(1)
Other, net for the year ended December 31, 2012 represents transaction-related retention costs from the terminated AT&T acquisition of T-Mobile USA, Inc., gains/losses on intangible assets, and other material transactions. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Comprehensive Income due to certain routine operating activities that are not excluded from Adjusted EBITDA.

(2)
The Adjusted EBITDA of MetroPCS for Q2 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For Q1 2013 and earlier periods the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

"Adjusted EBITDA" - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management also uses Adjusted EBITDA to measure our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. We believe analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The following schedule reflects the Branded CPGA calculation and provides a reconciliation of cost of acquiring branded customers used for the Branded CPGA calculation to selling costs reporting in our consolidated statements of comprehensive income. In alignment with industry practice, Branded CPGA will no longer be reported after the fourth quarter of 2013.

(in millions, except gross customer additions and Branded CPGA)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Selling, general and administrative	$1,719	$1,622	$1,663	$1,792	$6,796	$1,506	$1,847	$1,933	$2,096	$7,382
Less: General and administrative expenses	(970)	(871)	(840)	(829)	(3,510)	(769)	(819)	(894)	(943)	(3,425)
Total selling expenses	749	751	823	963	3,286	737	1,028	1,039	1,153	3,957
Add: Loss on equipment sales
Equipment sales	(535)	(435)	(554)	(718)	(2,242)	(606)	(1,379)	(1,467)	(1,581)	(5,033)
Cost of equipment sales	845	745	866	981	3,437	886	1,936	2,015	2,139	6,976
Total loss on equipment sales	310	310	312	263	1,195	280	557	548	558	1,943
Less: Loss on equipment sales related to customer retention	(203)	(228)	(232)	(240)	(903)	(195)	(415)	(363)	(327)	(1,300)
Loss on equipment sales related to customer acquisition	107	82	80	23	292	85	142	185	231	643
Cost of acquiring new branded customers	$856	$833	$903	$986	$3,578	$822	$1,170	$1,224	$1,384	$4,600
Divided by: Gross branded customer additions (in thousands)	2,334	1,985	2,365	2,399	9,083	2,411	3,590	3,989	4,365	14,355
Branded CPGA	$367	$420	$382	$411	$394	$341	$326	$307	$317	$320

Branded Cost Per Gross Addition (“Branded CPGA”) - Costs of acquiring new branded customers, consisting of selling expenses plus the loss on equipment sales related to acquiring new customers for the specified period, divided by gross branded customer additions during the period. The loss on equipment sales related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Branded CPGA is utilized by our management to assess the financial investment in new customers and determine the number of months to recover customer selling costs.

The following schedule reflects the Branded CPU calculation and provides a reconciliation of the cost of serving customers used for the Branded CPU calculation to total cost of services plus general and administrative costs reported in our consolidated statements of comprehensive income. In alignment with industry practice, Branded CPU will no longer be reported after the fourth quarter of 2013.

(in millions, except average number of customers and Branded CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Cost of services	$1,196	$1,178	$1,141	$1,146	$4,661	$1,109	$1,327	$1,444	$1,399	$5,279
Add: General and administrative expenses	970	871	840	829	3,510	769	819	894	943	3,425
Add: Loss on equipment sales related to customer retention	203	228	232	240	903	195	415	363	327	1,300
Total cost of serving customers	$2,369	$2,277	$2,213	$2,215	$9,074	$2,073	$2,561	$2,701	$2,669	$10,004
Divided by: Average number of branded customers (in thousands) and number of months in period	27,038	26,736	26,517	26,234	26,631	26,053	32,327	35,961	36,741	32,771
Branded CPU	$29	$28	$28	$28	$28	$26	$26	$25	$24	$25

Branded Cost Per User ("Branded CPU") - Cost of services and general and administrative expenses plus the loss on equipment sales unrelated to customer acquisition, divided by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services. Branded CPU is utilized by our management to evaluate non-acquisition related cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-acquisition related costs over time, and to help evaluate how changes in business operations affect non-acquisition related costs per customer.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The following schedule reflects the branded postpaid average billings per user calculation and provides a reconciliation of the billings for branded postpaid customers used for the branded postpaid average billings per user calculation to total branded postpaid service revenues reported in our consolidated statements of comprehensive income.

(in millions, except average number of branded postpaid customers and branded postpaid average billings per user)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Branded postpaid service revenues	$3,821	$3,713	$3,571	$3,416	$14,521	$3,263	$3,284	$3,302	$3,317	$13,166
Add: EIP billings	76	96	125	153	450	194	314	435	528	1,471
Total billings for branded postpaid customers	$3,897	$3,809	$3,696	$3,569	$14,971	$3,457	$3,598	$3,737	$3,845	$14,637
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	22,085	21,580	21,037	20,522	21,306	20,117	20,425	21,084	21,805	20,858
Branded postpaid average billings per user	$58.82	$58.84	$58.56	$57.97	$58.56	$57.28	$58.72	$59.08	$58.78	$58.48

Branded postpaid average billings per user - Equipment Installment Plan (“EIP”) billings and branded postpaid service revenues for the specified period divided by the average branded postpaid customers during the period, further divided by the number of months in the period.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

Pro Forma Combined Reconciliations

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Service Revenues
T-Mobile (1)	$4,444	$4,381	$4,261	$4,127	$17,213	$4,005	$4,756	$5,138	$5,169	$19,068
MetroPCS	1,159	1,159	1,122	1,100	4,540	1,101	366	—	—	1,467
Total service revenues	$5,603	$5,540	$5,383	$5,227	$21,753	$5,106	$5,122	$5,138	$5,169	$20,535

Branded Revenues
T-Mobile (1)	$4,198	$4,127	$4,021	$3,890	$16,236	$3,766	$4,526	$4,896	$4,923	$18,111
MetroPCS	1,159	1,159	1,122	1,100	4,540	1,101	366	—	—	1,467
Total branded revenues	$5,357	$5,286	$5,143	$4,990	$20,776	$4,867	$4,892	$4,896	$4,923	$19,578

Branded Prepaid Revenues
T-Mobile (1)	$377	$414	$450	$474	$1,715	$503	$1,242	$1,594	$1,606	$4,945
MetroPCS	1,159	1,159	1,122	1,100	4,540	1,101	366	—	—	1,467
Total branded prepaid revenues	$1,536	$1,573	$1,572	$1,574	$6,255	$1,604	$1,608	$1,594	$1,606	$6,412

Total Revenues
T-Mobile (1)	$5,034	$4,883	$4,893	$4,909	$19,719	$4,677	$6,228	$6,688	$6,827	$24,420
MetroPCS	1,277	1,281	1,259	1,284	5,101	1,287	423	—	—	1,710
Total revenues	$6,311	$6,164	$6,152	$6,193	$24,820	$5,964	$6,651	$6,688	$6,827	$26,130

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Cash Capex - Property & Equipment
T-Mobile (1)	$747	$539	$717	$898	$2,901	$1,076	$1,050	$1,017	$882	$4,025
MetroPCS	144	182	262	258	846	154	61	—	—	215
Total Cash Capex - Property & Equipment	$891	$721	$979	$1,156	$3,747	$1,230	$1,111	$1,017	$882	$4,240

(1) The second quarter of 2013 represents the results for T-Mobile USA for April, 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Full Year 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Full Year 2013
Simple Free Cash Flow
Pro Forma Combined Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$6,398	$1,469	$1,265	$1,344	$1,239	$5,317
Pro Forma Combined Total Cash Capex - Property & Equipment	891	721	979	1,156	3,747	1,230	1,111	1,017	882	4,240
Simple Free Cash Flow	$645	$1,094	$713	$199	$2,651	$239	$154	$327	$357	$1,077

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com